Exhibit 3.1

CARMAX, INC.

AMENDED AND RESTATED ARTICLES OF INCORPORATION

ARTICLE I

NAME

The name of the Corporation is CarMax, Inc.

ARTICLE II

PURPOSES

The purpose for which the Corporation is organized is to engage in any lawful business not required by the Virginia Stock Corporation Act to be stated in the Articles of Incorporation.

ARTICLE III

CAPITAL STOCK

A. Authorized Stock. The aggregate number of shares that the Corporation shall have authority to issue and the par value per share are as follows:

Class	Number of Shares	Par Value
Preferred	20,000,000	$20.00
Common	350,000,000	$.50

B. Preemptive Rights. No holder of outstanding shares of any class of stock shall have any preemptive right with respect to (i) any shares of any class of stock of the Corporation or other security that the Corporation may determine to issue, whether the shares of stock or other security to be issued is now or hereafter authorized, (ii) any warrants, rights or options to purchase any such stock or other security, or (iii) any obligations convertible into any such stock or other security or into warrants, rights or options to purchase any such stock or other security.

ARTICLE IV

PREFERRED STOCK

A. General. Certain provisions relating to the Preferred Stock and the relative rights of the Preferred Stock and the holders of the outstanding shares thereof, regardless of series, are set forth below.

(1) Issuance in Series. The Board of Directors is authorized to issue the Preferred Stock from time to time in one or more series and to provide for the relative rights and preferences of each series by the adoption of an amendment to the Articles of Incorporation fixing:

(a) The maximum number of shares in a series and the designation of the series, which designation shall distinguish the shares thereof from the shares of any other series or class;

(b) Any right of holders of shares of the series to distributions, calculated in any manner, including the rate or rates of dividend, the time of payment, whether dividends shall be cumulative and if so, the dates from which they shall be cumulative, and the extent of participation rights, if any;

(c) Any voting rights, including any right to vote with holders of shares of any other series or class and any right to vote as a class, either generally or as a condition to specified corporate action; provided that the shares of the series shall have those voting rights which are required by law;

(d) The price at and the terms and conditions on which shares may be redeemed;

(e) The amount payable upon shares in the event of involuntary liquidation;

(f) The amount payable upon shares in the event of voluntary liquidation;

(g) Sinking fund provisions for the redemption or purchase of shares;

(h) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(i) Any other designations, rights, preferences or limitations that are now or hereafter permitted by the laws of the Commonwealth of Virginia and are not inconsistent with the provisions of paragraph (A)(1) of this Article.

(2) Articles of Amendment. Before the issuance of any shares of a series of the Preferred Stock, Articles of Amendment establishing such series shall be filed with and made effective by the State Corporation Commission of Virginia, as required by law.

(3) Parity of All Shares. All shares of the Preferred Stock, regardless of series, shall be identical with each other in all respects except as is permitted in paragraph (A)(1) of this Article.

B. Series A Preferred Stock. The Board of Directors of the Corporation has heretofore designated 300,000 shares of the Preferred Stock as the Cumulative Participating Preferred Stock, Series A (“Series A Stock”). Such number may from time to time be decreased (but not below the number of shares of Series A Stock then outstanding) by the Board of Directors of the Corporation. The relative rights and preferences of such series and the holders of the outstanding shares thereof are as set forth in this Section B.

(1) Dividends and Distributions.

(a) The holders of shares of the Series A Stock, in preference to the holders of shares of the Common Stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fifteenth day (or, if not a business day, the preceding business day) of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of the Series A Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock, or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of the Series A Stock. In the event the Corporation shall at any time after the first issuance of any share or fraction of a share of the Series A Stock declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount per share to which holders of shares of the Series A Stock shall be entitled under clause (b) of the preceding sentence shall be adjusted by multiplying the amount per share to which holders of shares of the Series A Stock were entitled immediately prior to such event under clause (b) of the preceding sentence by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) The Corporation shall declare a dividend or distribution on the Series A Stock as provided in paragraph (B)(1)(a) of this Article immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of the Series A Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of the Series A Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of the Series A Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of the Series A Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of the Series A Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

(2) Voting Rights. The holders of shares of the Series A Stock shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each share of the Series A Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the first issuance of any share or fraction of a share of the Series A Stock declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of the Series A Stock shall be entitled shall be adjusted by multiplying the number of votes per share to which holders of shares of the Series A Stock were entitled immediately prior to such event by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein or by law, the holders of shares of the Series A Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(c) Except as set forth herein or as provided by law, holders of the Series A Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(3) Certain Restrictions.

(a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Stock as provided in paragraph (B)(1) of this Article are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of the Series A Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare, set apart or pay dividends on or make any other distributions on the Common Stock or any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Stock, except dividends paid ratably on the Series A Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

(iii) redeem or purchase or otherwise acquire for consideration shares of the Series A Stock, any such parity stock or any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Stock, or set aside for or pay to any sinking fund therefor.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (B)(3)(a) of this Article, purchase or otherwise acquire such shares at such time and in such manner.

(4) Reacquired Shares. Any shares of the Series A Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, par value $20.00 per share, and may be reissued as a new series or a part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of an existing series of Preferred Stock.

(5) Redemption.

(a) The Corporation may, at its option and at any time and from time to time after May 21, 2062, redeem all or any portion of the outstanding shares of Series A Stock.

(b) The redemption price shall be an amount per share equal to the greater of (i) $140,000 or (ii) subject to the provision for adjustment hereinafter set forth, 1000 times the current market price per share of Common Stock on the date fixed for redemption, plus in each such case an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date fixed for redemption. The current market price per share of Common Stock on any date shall be deemed to be the average of the daily closing prices per share of such Common Stock for the 30 consecutive trading days immediately prior to such date. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange (“NYSE”) or, if the Common Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations Systems (“NASDAQ”) or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock. If no professional market maker is then making a market in the Common Stock, the current market price per share of the Common Stock shall be deemed to be $1.00. As used herein, the term trading day shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, a business day. In the event the Corporation shall at any time after the first issuance of any share or fraction of a share of the Series A Stock declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount per share to which holders of shares of the Series A Stock shall be entitled under the provisions of the first sentence of this paragraph shall be adjusted by multiplying the amount per share to which holders of shares of the Series A Stock should have been entitled immediately prior to such event under the provisions of the first sentence of this paragraph by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(c) In case less than all of the outstanding shares of Series A Stock are to be redeemed, not more than 60 days prior to the date fixed for redemption the Corporation shall select the shares to be redeemed. Such shares shall be selected by lot or designated ratably or in such other equitable manner as the Corporation may determine. The Corporation in its discretion may select the particular certificates (if there are more than one) representing shares registered in the name of a holder that are to be redeemed.

(d) Not less than 30 nor more than 60 days prior to the date fixed for redemption, notice of redemption shall be given by first class mail, postage prepaid, to the holders of record of the outstanding shares of the Series A Stock to be redeemed at their last known addresses shown in the Corporation’s share transfer records. The notice of redemption shall set forth the paragraph of this Article pursuant to which the shares are being redeemed, the number of shares to be redeemed, the date fixed for redemption, the applicable redemption price, and the place or places where certificates representing shares to be redeemed may be surrendered. In case less than all of the outstanding shares of the Series A Stock are to be redeemed the notice of redemption shall also set forth the numbers of the certificates representing shares to be redeemed and, in case less than all shares represented by any such certificate are to be redeemed, the number of shares represented by such certificate to be redeemed.

(e) If notice of redemption of any outstanding shares of Series A Stock shall have been duly mailed as herein provided, then on or before the date fixed for redemption the Corporation shall deposit cash sufficient to pay the redemption price of such shares in trust for the benefit of the holders of the shares to be redeemed with any bank or trust company in the City of Richmond, Commonwealth of Virginia, having capital and surplus aggregating at least $50,000,000 as of the date of its most recent report of financial condition and named in such notice, to be applied to the redemption of the shares so called for redemption against surrender for cancellation of the certificates representing such shares. From and after the time of such deposit all shares for the redemption of which such deposit shall have been made shall, whether or not the certificates therefor shall have been surrendered for cancellation, no longer be deemed to be outstanding for any purpose, and all rights with respect to such shares shall thereupon cease and terminate except the right to receive payment of redemption price but without interest. Any interest earned on funds so deposited shall be paid to the Corporation from time to time. Any funds so deposited and unclaimed at the end of five years from the date fixed for redemption shall be repaid to the Corporation, free of trust, and the holders of the shares called for redemption who shall not have surrendered their certificates representing such shares prior to such repayment shall be deemed to be unsecured creditors of the Corporation for the amount of the redemption price and shall look only to the Corporation for payment thereof, without interest, subject to the laws of the Commonwealth of Virginia.

(f) The Corporation shall also have the right to acquire outstanding shares of Series A Stock otherwise than by redemption pursuant to paragraph (B)(5)(a) of this Article, from time to time for such consideration as may be acceptable to the holders thereof; provided, however, that if all dividends accrued on all outstanding shares of Series A Stock shall not have been declared and paid or declared and a sum sufficient for the payment thereof set apart, neither the Corporation nor any subsidiary shall so acquire any shares of Series A Stock except in accordance with a purchase offer made on the same terms to all the holders of the outstanding shares of Series A Stock.

(6) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination, statutory share exchange or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of the Series A Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. If the Corporation shall at any time after the first issuance of any shares of the Series A Stock declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of the Series A Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(7) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (a) to the holders of shares of Common Stock or of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Stock unless, prior thereto, the holders of shares of the Series A Stock shall have received an amount per share equal to the greater of (i) $140,000 or (ii) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate amount to be distributed per share to holders of Common Stock, plus in each such case an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (b) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Stock, except distributions made ratably on the Series A Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after the first issuance of any share or fraction of a share of the Series A Stock declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount per share to which holders of shares of the Series A Stock shall be entitled under the provision of clause (a) of the preceding sentence shall be adjusted by multiplying the amount per share to which holders of shares of the Series A Stock would have been entitled immediately prior to such event under the provision of clause (a) of the preceding sentence by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(8) Amendment. The Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Stock so as to affect them adversely without the affirmative vote of the holders of more than two-thirds of the outstanding shares of the Series A Stock, voting together as a single group.

ARTICLE V

COMMON STOCK

A. Voting Rights. The holders of outstanding shares of Common Stock shall, to the exclusion of the holders of any other class of stock of the Corporation, have the sole power to vote for the election of directors and for all other purposes without limitation, except (i) as otherwise provided herein or in the Articles of Amendment establishing any series of Preferred Stock or (ii) as may be required by law.

B. Distributions. Subject to the rights of any holders of shares of Preferred Stock, or of any other stock ranking senior to the Common Stock as to dividends or rights in the liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the shares of Common Stock shall be entitled to distributions, including dividends, when declared by the Board of Directors and to the net assets of the Corporation upon the liquidation, dissolution or winding up of the affairs of the Corporation.

ARTICLE VI

DIRECTORS

The number of directors shall be fixed by the bylaws. In the absence of such a provision in the bylaws, the number of directors shall be ten. In no event, however, shall the number of directors exceed fourteen or be less than three. Prior to the 2013 annual meeting of stockholders, and subject to the rights of holders of one or more series of Preferred Stock voting as a separate class who become entitled to elect members of the Board pursuant to the provisions of the Articles of Amendment establishing such series, the Board of Directors shall be divided into three classes as nearly equal in number as possible. Commencing with the 2013 annual meeting of stockholders, the foregoing classification of directors shall cease and each director, when elected, shall be elected for a term expiring at the next succeeding annual meeting of stockholders and until such director’s earlier death, resignation or removal. Commencing with the 2014 annual meeting of stockholders, each director, regardless of when originally elected, shall stand for election for a term expiring at the next succeeding annual meeting of stockholders and until such director’s successor shall have been elected, or until such director’s earlier death, resignation or removal.

ARTICLE VII

INDEMNIFICATION

A. Definitions. For purposes of this Article the following definitions shall apply:

“expenses” includes without limitation counsel fees, expert witness fees, and costs of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification, advancement, or reimbursement;

“liability” means the obligation to pay a judgment, settlement, penalty, fine, or other such obligation, including, without limitation, any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding;

“legal entity” means a corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity; and

“proceeding” means any threatened, pending, or completed action, suit, proceeding, or appeal whether civil, criminal, administrative, arbitrative, or investigative and whether formal or informal.

B. Indemnification of Directors and Officers. To the full extent permitted by the Virginia Stock Corporation Act, as it exists on the date hereof or as hereafter amended, the Corporation shall indemnify any individual who is, was or is threatened to be made a party to a proceeding because the individual is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving the Corporation or any other legal entity in any capacity at the request of the Corporation, against all liabilities incurred in connection with the proceeding or in connection with any other proceeding initiated by such individual against the Corporation solely to assert a claim for indemnification, advancement, or reimbursement under this Article, except such liabilities as are incurred because of the individual’s willful misconduct or knowing violation of the criminal law (regardless of whether the proceeding is by or in the right of the Corporation). Service as a director or officer of a legal entity controlled by the Corporation shall be deemed service at the request of the Corporation. The determination that indemnification under this Paragraph B is permissible and the evaluation as to the reasonableness of expenses in a specific case shall be made, in the case of a director, as provided by law, and in the case of an officer, as provided in Paragraph C of this Article; provided, however, that if a majority of the directors of the Corporation has changed after the date of the alleged conduct giving rise to a claim for indemnification, such determination and evaluation shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the Board of Directors and such person. Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of: (i) a signed written statement of such person’s good faith belief that his or her conduct relevant to the proceeding did not constitute willful misconduct or a knowing violation of the criminal law; and (ii) an undertaking from such person to repay the same if it is ultimately determined that such person is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to such person’s ability to make repayment. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make such person ineligible for indemnification. The Corporation may contract in advance to indemnify, and make advances and reimbursements for expenses to, any person entitled to indemnity under this Paragraph B to the same extent provided in this Paragraph B.

C. Indemnification of Others. The Corporation may, to a lesser extent or to the same extent that the Corporation is required to provide indemnification and make advances and reimbursements for expenses to its directors and officers, provide indemnification and make advances and reimbursements for expenses to its employees and agents, the directors, officers, employees and agents of its subsidiaries and predecessor entities, and any person serving any other legal entity in any capacity at the request of the Corporation, and, if authorized by general or specific action of the Board of Directors, may contract in advance to do so. The determination that indemnification under this Paragraph C is permissible, the authorization of such indemnification and the evaluation as to the reasonableness of expenses in a specific case shall be made as authorized from time to time by general or specific action of the Board of Directors, which action may be taken before or after a claim for indemnification is made, or as otherwise provided by law. No person’s rights under Paragraph B of this Article shall be limited by the provisions of this Paragraph C.

D. Miscellaneous. The rights of each person entitled to indemnification, advances and reimbursements under or pursuant to this Article shall inure to the benefit of such person’s heirs, executors and administrators. Every reference in this Article to persons who are or may be entitled to indemnification shall include all persons who formerly occupied any of the positions referred to herein. Special legal counsel selected to make determinations under this Article may be counsel for the Corporation. Indemnification pursuant to this Article shall not be exclusive of any other right of indemnification to which any person may be entitled including indemnification pursuant to a valid contract, indemnification by legal entities other than the Corporation and indemnification under policies of insurance purchased and maintained by the Corporation or others. However, no person shall be entitled to indemnification by the Corporation to the extent he is indemnified by another, including an insurer. The Corporation is authorized to purchase and maintain insurance against any liability it may have under this Article or to protect any of the persons named above against any liability arising from their service to the Corporation or any other legal entity at the request of the Corporation regardless of the Corporation’s power to indemnify against such liability. The provisions of this Article shall not be deemed to prohibit the Corporation from entering into contracts otherwise permitted by law with any individuals or legal entities, including those named above, for the purposes of conducting the business of the Corporation. In any proceeding related to this Article, the Corporation shall have the burden of proving that the individual seeking indemnification or advancement or reimbursement under this Article is not entitled to such indemnification or advancement or reimbursement. No amendment, modification or repeal of this Article shall diminish the rights provided hereunder to any person arising from conduct, events or conditions occurring or existing before the adoption of such amendment, modification or repeal. If any provision of this Article or its application to any person or circumstance is held invalid by a court of competent jurisdiction, the invalidity shall not affect other provisions or applications of this Article, and to this end the provisions of this Article are severable.

ARTICLE VIII

LIMITATION OF LIABILITY

To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or as hereafter amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of the Corporation shall not be liable to the Corporation or its stockholders.

ARTICLE IX

VOTE TO AMEND OR RESTATE

As to each voting group entitled to vote on an amendment or restatement of the Articles of Incorporation, the vote required for approval shall be (i) the vote required by the Virginia Stock Corporation Act (as applied without regard to the effect of clauses (ii) and (iii) of this Article) if the effect of the amendment or restatement is (a) to reduce the shareholder vote required to approve a merger, a statutory share exchange, a sale of all or substantially all of the assets of the Corporation or the dissolution of the Corporation, (b) to modify any provision of Article VI of these Amended and Restated Articles of Incorporation, or (c) to delete all or any part of this clause (i) of this Article; (ii) the vote required by the terms of the Articles of Incorporation, in effect at the time, if such terms require the approval of more than a majority of the votes entitled to be cast thereon by such voting group; or (iii) a majority of the votes entitled to be cast thereon if neither clause (i) nor clause (ii) of this Article is applicable.